Exhibit 99.1
FOR IMMEDIATE RELEASE
ATTENTION: FINANCIAL AND BUSINESS EDITORS

Contact:	Martin A. Dietrich, CEO
Michael J. Chewens, CFO
NBT Bancorp Inc.
52 South Broad Street
Norwich, NY 13815
607-337-6119

NBT BANCORP ANNOUNCES ANNUAL EARNINGS OF $52.4 MILLION AND STOCK
BUYBACK; DECLARES CASH DIVIDEND

NORWICH, NY (January 23, 2006) - NBT Bancorp Inc. (NBT) (NASDAQ: NBTB) reported today that net income for the year ended December 31, 2005, was $52.4 million, or $1.60 per diluted share, up 6% on a diluted per share basis compared with $50.0 million or $1.51 per diluted share for the same period in 2004. The increase in net income for the year ended December 31, 2005, was primarily the result of increases in net interest income of $7.6 million and noninterest income of $1.6 million partially offset by a $5.5 million increase in noninterest expense. Return on average assets and return on average equity were 1.21% and 15.86%, respectively, for the year ended December 31, 2005, compared with 1.21% and 15.69%, respectively, for the same period in 2004.

Net income for the quarter ended December 31, 2005, was $13.0 million, or $0.40 per diluted share, up 5% on a per diluted share basis from $12.5 million, or $0.38 per diluted share for the same period a year ago. The increase in net income for the quarter ended December 31, 2005, was primarily the result of an increase in net interest income of $1.4 million offset by an increase in income tax expense of $1.3 million. Annualized return on average assets and return on average equity were 1.17% and 15.47%, respectively, for the quarter ended December 31, 2005, compared with 1.18% and 15.08%, respectively, for the same period in 2004.

NBT CEO and President Martin A. Dietrich stated, “I am pleased to see the improvement in earnings over the same periods in 2004. Solid loan growth, supported by strong asset quality, has enabled us to achieve another solid year of results. During 2004 and 2005, we made several investments to expand our presence in the Albany, Binghamton and northeastern Pennsylvania markets. We are pleased with the loan and deposit growth we have experienced in these newer markets. We anticipate that the acquisition of City National Bank and Trust Company will close in the first quarter of 2006. This acquisition coupled with our branch expansion program is an important component for our plan of continued growth. Our team remains committed to increasing our market share through quality growth while focusing on our ultimate goals: to be the premier provider of community banking services in the markets we serve and to enhance our shareholders’ value.”

Loan and Lease Quality and Provision for Loan and Lease Losses

Nonperforming loans at December 31, 2005 were $14.3 million or 0.47% of total loans and leases compared with $16.2 million or 0.56% of total loans and leases at December 31, 2004. The Company’s allowance for loan and lease losses was 1.57% of total loans and leases at December 31, 2005 and 2004. The ratio of the allowance for loan and lease losses to nonperforming loans was 331.92% at December 31, 2005 compared with 277.75% at December 31, 2004. Net charge-offs to average loans and leases for the year ended December 31, 2005, was 0.23% compared with 0.27% for the same period in 2004. For the year and quarter ended December 31, 2005, the provision for loan and lease losses totaled $9.5 million and $2.6 million, respectively, compared with the $9.6 million and $2.8 million for the same periods in 2004.

Net Interest Income

Net interest income for the year ended December 31, 2005 increased 5% to $158.1 million from $150.5 million in the same period for 2004. The Company’s net interest margin was 4.01% for the year ended December 31, 2005 compared with 4.03% in 2004. Net interest income was up 4% to $40.0 million for the quarter ended December 31, 2005, compared with $38.7 million for the same period a year ago. The increase in net interest income was due primarily to a 5% increase in average earning assets offset by a slight decline in the Company’s net interest margin, which was 3.97% for the quarter ended December 31, 2005, down from 4.03% for the same period in 2004. The increase in average earning assets was due primarily to loan growth, since average loans were up 6% for the quarter ended December 31, 2005, compared with the same period in 2004. The decrease in net interest margin is primarily attributable to the flattening yield curve, resulting in relatively flat reinvestment rates on investment securities and loans and increasing short-term borrowing and deposit costs. Dietrich added “Our expectation going forward is that our net interest margin will continue to decline given the flat yield curve and pressure on deposit pricing. Continuing the trend in loan growth we’ve experienced the last four years will be a key factor in overcoming this challenge.”

Noninterest Income

Noninterest income for the year ended December 31, 2005, was $42.5 million, up $1.6 million from $40.9 million for the same period in 2004. Excluding net securities losses of $1.2 million for 2005, total noninterest income increased $2.9 million or 7% from the same period in 2004. Net securities losses of $1.2 million resulted from the sale of $47.8 million in securities available for sale to improve investment portfolio yield going forward. Retirement plan administration fees were $4.4 million. This is a new service from the acquisition of EPIC Advisors, Inc. in January 2005. ATM and debit card fees increased $0.6 million compared with the same period a year ago, due to growth from transaction deposit accounts, which has led to an increase in the Company’s debit card base. Other income increased $0.9 million from increases in consumer banking fees, mortgage banking income and title insurance revenue. Offsetting these increases was a $3.6 million decrease in broker/dealer and insurance revenue due to the sale of the Company’s broker/dealer subsidiary, M. Griffith, Inc. in March 2005.

Noninterest income for the quarter ended December 31, 2005, was $10.4 million, up $0.1 million from $10.3 million for the same period in 2004. Excluding net securities losses of $0.5 million during the quarter ended December 31, 2005, total noninterest income increased $0.6 million or 6% from the same period in 2004. Net securities losses of $0.5 million resulted from the previously mentioned sale of certain securities available for sale, which totaled $22.8 million for the quarter to improve investment portfolio yield going forward. Retirement plan administration fees totaled $1.2 million, from the previously mentioned acquisition of EPIC Advisors, Inc. in January 2005. Offsetting this increase was a $1.0 million decrease in broker/dealer and insurance revenue due to the previously mentioned sale of the Company’s broker/dealer subsidiary, M. Griffith, Inc. in March 2005.

Noninterest Expense

Noninterest expense for the year ended December 31, 2005, was $115.3 million, up $5.5 million or 5% from $109.8 million for the same period in 2004. The increase in noninterest expense was due largely to increases in salaries and employee benefits and other expense. Also, 2004 included a $2.0 million goodwill impairment charge. Salaries and employee benefits increased $4.8 million primarily from increases in full-time-equivalent employees and merit increases as well as an increase in retirement costs and incentive compensation. Other operating expense increased $2.1 million, principally from the reversal of a previously accrued $1.4 million liability that was determined in the fourth quarter of 2004 to no longer be required. The $2.0 million goodwill impairment charge in 2004 resulted from the expected sale of the Company’s broker/dealer subsidiary, M Griffith, Inc. in the first quarter of 2005.

Noninterest expense for the quarter ended December 31, 2005, was $29.1 million, down $0.3 million from $29.4 million for the same period in 2004. The decrease in noninterest expense resulted principally from the previously mentioned $2.0 million goodwill impairment charge in 2004 charge offset by a $1.9 million increase in other operating expense in 2005. The increase in other operating expense resulted from the previously mentioned reversal of a previously accrued $1.4 million liability in 2004 that was determined to no longer be required.

Income Taxes

Income tax expense for the quarter ended December 31, 2005, was $5.7 million, up $1.3 million from the $4.4 million recorded during the same period in 2004. The effective rate for the quarter ended December 31, 2005, was 30.5%, compared with 25.8% for the same period in 2004. The increase in tax expense and the effective tax rate for the quarter ended December 31, 2005, compared with the same period in 2004, was due to the reversal of a previously accrued $0.8 million liability that was determined to no longer be required for the quarter ended December 31, 2004.

Balance Sheet

Total assets were $4.4 billion at December 31, 2005 up $0.2 billion from $4.2 billion at December 31, 2004. Loans and leases increased $0.1 billion or 5% from $2.9 billion at December 31, 2004, to $3.0 billion at December 31, 2005. Loan growth was driven predominantly by consumer loans and commercial loans. Total deposits were $3.2 billion at December 31, 2005, up $0.1 billion from $3.1 billion at December 31, 2004. Stockholders’ equity was $333.9 million, representing a total-equity-to-total-assets ratio of 7.54% at December 31, 2005 compared with $332.2 million or a total-equity-to-total-assets ratio of 7.89% at December 31, 2004.

Stock Buyback

NBT announced today that the NBT Board of Directors authorized a new repurchase program whereby NBT intends to repurchase up to an additional 1,000,000 shares (approximately 3%) of its outstanding common stock from time to time as market conditions warrant in open market and privately negotiated transactions. Currently, there are 503,151 shares remaining under a previous authorization that will be combined with the new authorization, increasing the total shares available for repurchase to 1,503,151. Under the program no shares will knowingly be repurchased from officers and directors of NBT or from persons who hold in excess of five percent of its outstanding shares of common stock. The Company acquired 1,008,114 shares of its common stock at an average price of $22.97 per share, totaling $23.2 million for the year ended December 31, 2005.

Dividend Declared

The NBT Board of Directors declared a quarterly cash dividend of $0.19 per share at a meeting held today. The dividend will be paid on March 15, 2006, to shareholders of record as of March 1, 2006.

Corporate Overview

NBT is a financial holding company headquartered in Norwich, NY, with total assets of $4.4 billion at December 31, 2005. The Company primarily operates through NBT Bank, N.A., a full-service community bank with two divisions, and through a financial services company. NBT Bank, N.A. has 113 locations, including 74 NBT Bank offices in upstate New York and 39 Pennstar Bank offices in northeastern Pennsylvania. EPIC Advisors, Inc., based in Rochester, NY, is a full-service 401(k) plan recordkeeping firm. In June 2005, NBT announced that it had agreed to acquire CNB Bancorp, Inc. (CNB), which has total assets of approximately $400 million and is headquartered in Gloversville, NY. The merger is subject to CNB shareholder approval and is expected to close in the first quarter of 2006. More information about NBT and its divisions can be found on the Internet at www.nbtbancorp.com, www.nbtbank.com, www.pennstarbank.com and www.epic1st.com.

Forward-Looking Statements

This news release contains forward-looking statements. These forward-looking statements involve risks and uncertainties and are based on the beliefs and assumptions of the management of NBT Bancorp and its subsidiaries and on the information available to management at the time that these statements were made. There are a number of factors, many of which are beyond NBT’s control, that could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities: (1) competitive pressures among depository and other financial institutions may increase significantly; (2) revenues may be lower than expected; (3) changes in the interest rate environment may reduce interest margins; (4) general economic conditions, either nationally or regionally, may be less favorable than expected, resulting in, among other things, a deterioration in credit quality and/or a reduced demand for credit; (5) legislative or regulatory changes, including changes in accounting standards and tax laws, may adversely affect the businesses in which NBT is engaged; (6) competitors may have greater financial resources and develop products that enable such competitors to compete more successfully than NBT; (7) the costs that will be incurred from the CNB acquisition and the risk of not obtaining CNB shareholder approval; and (8) adverse changes may occur in the securities markets or with respect to inflation. Forward-looking statements speak only as of the date they are made. Except as required by law, NBT does not undertake to update forward-looking statements to reflect subsequent circumstances or events.

FINANCIAL TABLES APPEAR ON FOLLOWING PAGES (7-11).

NBT Bancorp Inc.
SELECTED FINANCIAL HIGHLIGHTS
(unaudited)
	2005	2004	Net Change	Percent Change
(dollars in thousands, except share and per share data)

Three Months Ended December 31,
Net Income	$12,995	$12,491	$504	4%
Diluted Earnings Per Share	$0.40	$0.38	$0.02	5%
Weighted Average Diluted
Common Shares Outstanding	32,556,147	33,155,085	(598,938)	-2%
Return on Average Assets	1.17%	1.18%	-0.01%	-1%
Return on Average Equity	15.47%	15.08%	0.39%	3%
Net Interest Margin	3.97%	4.03%	-0.06%	-1%

Twelve Months Ended December 31,
Net Income	$52,438	$50,047	$2,391	5%
Diluted Earnings Per Share	$1.60	$1.51	$0.09	6%
Weighted Average Diluted
Common Shares Outstanding	32,710,425	33,086,716	(376,291)	-1%
Return on Average Assets	1.21%	1.21%	0.00%	0%
Return on Average Equity	15.86%	15.69%	0.17%	1%
Net Interest Margin	4.01%	4.03%	-0.02%	0%

Asset Quality	December 31, 2005	December 31, 2004
Nonaccrual Loans	$13,419	$14,991
90 Days Past Due and Still Accruing	$878	$1,186
Total Nonperforming Loans	$14,297	$16,177
Other Real Estate Owned (OREO)	$265	$428
Total Nonperforming Assets	$14,562	$16,605
Allowance for Loan and Lease Losses	$47,455	$44,932
Year-to-Date (YTD) Net Charge-Offs	$6,941	$7,334
Allowance to Loans and Leases	1.57%	1.57%
Total Nonperforming Loans to Loans and Leases	0.47%	0.56%
Total Nonperforming Assets to Assets	0.33%	0.39%
Allowance to Nonperforming Loans	331.92%	277.75%
Net Charge-Offs to
YTD Average Loans and Leases	0.23%	0.27%

Capital
Equity to Assets	7.54%	7.89%
Book Value Per Share	$10.34	$10.11
Tangible Book Value Per Share	$8.75	$8.66
Tier 1 Leverage Ratio	7.16%	7.13%
Tier 1 Capital Ratio	9.80%	9.78%
Total Risk-Based Capital Ratio	11.05%	11.04%

Quarterly Common Stock Price	2005		2004		2003
Quarter End	High	Low	High	Low	High	Low
March 31	$25.66	$21.48	$23.00	$21.21	$18.60	$16.76
June 30	$24.15	$20.10	23.18	19.92	19.94	17.37
September 30	$25.50	$22.79	24.34	21.02	21.76	19.24
December 31	$23.79	$20.75	26.84	21.94	22.78	19.50

NBT Bancorp Inc.
SELECTED FINANCIAL HIGHLIGHTS
(unaudited)
	2005	2004	Net Change	Percent Change
(dollars in thousands, except share and per share data)
Balance Sheet as of December 31,
Loans	$3,022,657	$2,869,921	$152,736	5%
Earning Assets	$4,129,350	$3,940,565	$188,785	5%
Total Assets	$4,426,773	$4,212,304	$214,469	5%
Deposits	$3,160,196	$3,073,838	$86,358	3%
Stockholders’ Equity	$333,943	$332,233	$1,710	1%

Average Balances
Quarter Ended December 31,
Loans	$3,012,561	$2,843,841	$168,720	6%
Securities AFS (excluding unrealized gains or losses)	$965,742	$956,183	$9,559	1%
Securities HTM	$92,054	$81,152	$10,902	13%
Regulatory Equity Investment	$39,277	$34,920	$4,357	12%
Short-Term Interest Bearing Accounts	$7,676	$7,419	$257	3%
Total Earning Assets	$4,117,310	$3,923,514	$193,796	5%
Total Assets	$4,393,140	$4,206,900	$186,240	4%
Interest Bearing Deposits	$2,602,145	$2,593,393	$8,752	0%
Non-Interest Bearing Deposits	$571,999	$513,795	$58,204	11%
Short-Term Borrowings	$396,077	$299,372	$96,705	32%
Long-Term Borrowings	$439,798	$413,255	$26,543	6%
Total Interest Bearing Liabilities	$3,438,020	$3,306,021	$131,999	4%
Stockholders’ Equity	$333,450	$329,543	$3,907	1%

Average Balances
Twelve Months Ended December 31,
Loans	$2,959,256	$2,743,753	$215,503	8%
Securities AFS (excluding unrealized gains or losses)	$954,461	$970,024	$(15,563)	-2%
Securities HTM	$88,244	$85,771	$2,473	3%
Regulatory Equity Investment	$37,607	$34,813	$2,794	8%
Short-Term Interest Bearing Accounts	$7,298	$7,583	$(285)	-4%
Total Earning Assets	$4,046,866	$3,841,944	$204,922	5%
Total Assets	$4,326,155	$4,120,547	$205,608	5%
Interest Bearing Deposits	$2,615,833	$2,555,384	$60,449	2%
Non-Interest Bearing Deposits	$543,077	$492,746	$50,331	10%
Short-Term Borrowings	$353,644	$302,276	$51,368	17%
Long-Term Borrowings	$430,487	$400,053	$30,434	8%
Total Interest Bearing Liabilities	$3,399,964	$3,257,713	$142,251	4%
Stockholders’ Equity	$330,676	$318,901	$11,775	4%

NBT Bancorp Inc. and Subsidiaries Consolidated Balance Sheets (unaudited)	December 31, 2005	December 31, 2004
(in thousands)

ASSETS
Cash and due from banks	$134,501	$98,437
Short term interest bearing accounts	7,987	8,286
Securities available for sale, at fair value	954,474	952,542
Securities held to maturity (fair value of $93,701 and $82,712 at December 31, 2005 and December 31, 2004, respectively)	93,709	81,782
Federal Reserve and Federal Home Loan Bank stock	40,259	36,842
Loans and leases	3,022,657	2,869,921
Less allowance for loan and lease losses	47,455	44,932
Net loans and leases	2,975,202	2,824,989
Premises and equipment, net	63,693	63,743
Goodwill	47,544	45,570
Intangible assets, net	3,808	2,013
Bank owned life insurance	33,648	32,302
Other assets	71,948	65,798
TOTAL ASSETS	$4,426,773	$4,212,304

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
Demand (noninterest bearing)	$593,422	$520,218
Savings, NOW, and money market	1,325,166	1,435,561
Time	1,241,608	1,118,059
Total deposits	3,160,196	3,073,838
Short-term borrowings	444,977	338,823
Long-term debt	414,330	394,523
Trust preferred debentures	23,875	18,720
Other liabilities	49,452	54,167
Total liabilities	4,092,830	3,880,071

Total stockholders' equity	333,943	332,233

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$4,426,773	$4,212,304

NBT Bancorp Inc. and Subsidiaries	Three months ended December 31,		Twelve months ended December 31,
Consolidated Statements of Income (unaudited)	2005	2004	2005	2004
(in thousands, except per share data)
Interest, fee and dividend income:
Loans and leases	$50,726	$42,983	$189,714	$163,795
Securities available for sale	10,544	10,398	41,120	42,264
Securities held to maturity	913	761	3,407	3,044
Other	575	279	2,126	1,076
Total interest, fee and dividend income	62,758	54,421	236,367	210,179
Interest expense:
Deposits	14,352	10,299	49,932	39,761
Short-term borrowings	3,911	1,307	10,984	4,086
Long-term debt	4,098	3,919	16,114	15,022
Trust preferred debentures	375	235	1,226	823
Total interest expense	22,736	15,760	78,256	59,692
Net interest income	40,022	38,661	158,111	150,487
Provision for loan and lease losses	2,596	2,750	9,464	9,615
Net interest income after provision for loan and lease losses	37,426	35,911	148,647	140,872
Noninterest income:
Trust	1,234	1,174	5,029	4,605
Service charges on deposit accounts	4,340	4,184	16,894	16,470
ATM and debit card fees	1,587	1,402	6,162	5,530
Broker/dealer and insurance revenue	527	1,572	3,186	6,782
Net securities (losses) gains	(546)	160	(1,236)	216
Bank owned life insurance income	342	345	1,347	1,487
Retirement plan administration fees	1,212	-	4,426	-
Other	1,736	1,503	6,741	5,799
Total noninterest income	10,432	10,340	42,549	40,889
Noninterest expense:
Salaries and employee benefits	13,863	14,308	60,005	55,204
Office supplies and postage	1,222	1,118	4,628	4,459
Occupancy	2,689	2,416	10,452	9,905
Equipment	2,120	1,998	8,118	7,573
Professional fees and outside services	1,584	1,583	6,087	6,175
Data processing and communications	2,548	2,740	10,349	10,972
Amortization of intangible assets	142	71	544	284
Loan collection and other real estate owned	278	431	1,002	1,241
Goodwill impairment	-	1,950	-	1,950
Other operating	4,703	2,792	14,120	12,014
Total noninterest expense	29,149	29,407	115,305	109,777
Income before income taxes	18,709	16,844	75,891	71,984
Income taxes	5,714	4,353	23,453	21,937
Net income	$12,995	$12,491	$52,438	$50,047
Earnings Per Share:
Basic	$0.40	$0.38	$1.62	$1.53
Diluted	$0.40	$0.38	$1.60	$1.51

NBT Bancorp Inc. and Subsidiaries Quarterly Consolidated Statements of Income (unaudited)	4Q 2005	3Q 2005	2Q 2005	1Q 2005	4Q 2004
(in thousands, except per share data)
Interest, fee and dividend income:
Loans	$50,726	$48,784	$46,260	$43,944	$42,983
Securities available for sale	10,544	10,103	10,226	10,247	10,398
Securities held to maturity	913	860	831	803	761
Other	575	535	549	467	279
Total interest, fee and dividend income	62,758	60,282	57,866	55,461	54,421
Interest expense:
Deposits	14,352	12,842	12,018	10,720	10,299
Short-term borrowings	3,911	3,005	2,207	1,861	1,307
Long-term debt	4,098	4,176	4,032	3,808	3,919
Trust preferred debentures	375	308	285	258	235
Total interest expense	22,736	20,331	18,542	16,647	15,760
Net interest income	40,022	39,951	39,324	38,814	38,661
Provision for loan and lease losses	2,596	2,752	2,320	1,796	2,750
Net interest income after provision for loan and lease losses	37,426	37,199	37,004	37,018	35,911
Noninterest income:
Trust	1,234	1,292	1,251	1,252	1,174
Service charges on deposit accounts	4,340	4,314	4,311	3,929	4,184
ATM and debit card fees	1,587	1,631	1,544	1,400	1,402
Broker/dealer and insurance fees	527	571	736	1,352	1,572
Net securities (losses) gains	(546)	(737)	51	(4)	160
Bank owned life insurance income	342	339	333	333	345
Retirement plan administration fees	1,212	1,195	1,156	863	-
Other	1,736	1,746	1,673	1,586	1,503
Total noninterest income	10,432	10,351	11,055	10,711	10,340
Noninterest expense:
Salaries and employee benefits	13,863	15,438	15,253	15,451	14,308
Office supplies and postage	1,222	1,135	1,121	1,150	1,118
Occupancy	2,689	2,425	2,550	2,788	2,416
Equipment	2,120	1,971	1,931	2,096	1,998
Professional fees and outside services	1,584	1,447	1,381	1,675	1,583
Data processing and communications	2,548	2,613	2,530	2,658	2,740
Amortization of intangible assets	142	142	142	118	71
Loan collection and other real estate owned	278	115	208	401	431
Goodwill impairment	-	-	-	-	1,950
Other operating	4,703	3,293	3,580	2,544	2,792
Total noninterest expense	29,149	28,579	28,696	28,881	29,407
Income before income taxes	18,709	18,971	19,363	18,848	16,844
Income taxes	5,714	5,445	6,235	6,059	4,353
Net income	$12,995	$13,526	$13,128	$12,789	$12,491
Earnings per share:
Basic	$0.40	$0.42	$0.41	$0.39	$0.38
Diluted	$0.40	$0.41	$0.40	$0.39	$0.38